Page 1 of 7 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No.0)*



                           Risk Capital Holdings, Inc.
                        --------------------------------
                                (Name of Issuer)


                                  Common Stock
                        --------------------------------
                         (Title of Class of Securities)


                                    767711104
                        --------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with the respect to the subject of class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 767711104                      13G/A                 Page 2 of 7 Pages


--------- ----------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Steinberg Asset Management Company, Inc.
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) { }
                                                       (b) { }

--------- ----------------------------------------------------------------------

3         SEC USE ONLY
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION
          State of Delaware
--------- ----------------------------------------------------------------------

NUMBER OF           5         SOLE VOTING POWER
SHARES                        554,200
BENEFICIALLY        --------- --------------------------------------------------
OWNED BY
EACH                6         SHARED VOTING POWER
REPORTING                     0
PERSON              --------- --------------------------------------------------
WITH
                    7         SOLE DISPOSITIVE POWER
                              891,654
                    --------- --------------------------------------------------

                    8         SHARED DISPOSITIVE POWER
                              0
---------- ---------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          891,654
--------- ----------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- ----------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.22%
--------- ----------------------------------------------------------------------

12        TYPE OF REPORTING PERSON*

          IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 767711104                      13G/A                 Page 3 of 7 Pages


--------- ----------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Michael A. Steinberg & Company, Inc.
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) { }
                                                       (b) { }

--------- ----------------------------------------------------------------------

3         SEC USE ONLY
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION
          State of Delaware
--------- ----------------------------------------------------------------------

NUMBER OF           5         SOLE VOTING POWER
SHARES                        0
BENEFICIALLY        --------- --------------------------------------------------
OWNED BY
EACH                6         SHARED VOTING POWER
REPORTING                     0
PERSON              --------- --------------------------------------------------
WITH
                    7         SOLE DISPOSITIVE POWER
                              2,500
                    --------- --------------------------------------------------

                    8         SHARED DISPOSITIVE POWER
                              0
---------- ---------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,500
--------- ----------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- ----------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          .01%
--------- ----------------------------------------------------------------------

12        TYPE OF REPORTING PERSON*

          BD
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                    SCHEDULE 13G     Page 4 of 7
                                                    ------------


Item 1 (a)        Name of Issuer:
                  RISK CAPITAL HOLDINGS, INC.

       (b)        Address of Issuer's Principal Executive Offices:
                  20 Horseneck Lane
                  Greenwich, CT 06830

Item 2 (a)        Name of Person Filing:
                    1. Steinberg Asset Management Co., Inc.
                    2. Michael A. Steinberg & Co., Inc.

       (b)        Address of Principal Business Office:
                  12 East 49th Street, New York, NY 10017

       (c)        Citizenship:
                    1. State of Delaware
                    2. State of Delaware

       (d)        Title of Class of Securities:
                  Common Stock

       (e)        Cusip Number:
                  767711104

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a)        [X]  Broker or Dealer registered under Section 15 of the Act

       (b)        [ ]  Bank as defined in section 3(a)(6) of the Act

       (c)        [ ]  Insurance Company as defined in section 3(a)(19) of the
                       Act

       (d)        [ ]  Investment Company redistered under section 8 of the
                       Investment Company Act

       (e)        [X]  Investment Advisor registered under Section 203 of the
                       Investment Advisors Act of 1940.

       (f)        [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)
                       (1)(ii)(F)

       (g)        [ ]  Parent Holding Company, in accordance with Section
                       240.13d-1(b)(1)(ii)(G)

       (h)        [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

                                                               Page 5 of 7 Pages


Item 4   Ownership:

       (a)       Amount beneficially owned: 894,154
       (b)       Percent of Class: 5.23%
       (c)       Number of Shares as to which such person has

                 (i)  Sole power to vote or to direct the vote: 554,200
                 (ii) Shared power to vote or direct the vote:  none
                 (iii)Sole power to dispose or direct the disposition: 894,154
                 (iv) Shared power to dispose or direct the disposition of: none

Item 5           Ownership of Five Percent or less of a Class, Not Applicable

Item 6 No client or other person known to the Reporting Persons has an interest that relates to 5% or more of this Security.

Item 7           Not Applicable

Item 8           Not Applicable

Item 9           Not Applicable

Item 10          Certification:

                 By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                                               Page 6 of 7 Pages

Exhibit A

     Michael A. Steinberg may be deemed to have beneficial ownership of the securities beneficially owned by Steinberg Asset Management Company, Inc., and Michael A. Steinberg & Company, Inc.

                                                               Page 7 of 7 Pages



Signature.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      2/8/00
                                      -------
                                      Date


                                      /s/  Steve Feld
                                      -----------------
                                      Signature

                                      Steven Feld - Vice President
                                      ----------------------------
                                      Name/Title